EXHIBIT 2

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital since the filing of the Schedule 13D/A on 11/26/24.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
11/26/2024	Buy	16,249	9.46
11/27/2024	Buy	4,300	9.49
12/2/2024	Buy	14,092	9.54
12/4/2024	Buy	7,974	9.61
12/5/2024	Buy	2,244	9.59
12/6/2024	Buy	1,400	9.61
12/17/2024	Buy	25,503	9.48
12/18/2024	Buy	11,715	9.42
12/19/2024	Buy	28,734	9.38
12/20/2024	Buy	7,300	9.35
12/23/2024	Buy	2,299	9.30
12/24/2024	Buy	47,427	9.27
12/26/2024	Buy	39,422	9.28
12/27/2024	Buy	29,049	9.31